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                                                          EXHIBIT (10)(iii)(A)40

                                                December 1, 2003

Mr. John Polumbo

Dear John:

      This letter will confirm the recent approval by the Compensation and Employee Benefits Committee of the AT&T Board of Directors (the Committee) of special allowances that you are receiving from AT&T (the Company) in connection with your assignment as President, AT&T Consumer based in Morristown, New Jersey.

SPECIAL TEMPORARY ALLOWANCE: In lieu of relocation benefits, at this time, under the AT&T Management Relocation Plan (the Plan) the Company will continue to provide to you a Special Temporary Allowance (STA) of $3,000 per month until December 31, 2004. This monthly payment will be grossed-up for federal and state taxes, since such STA payments are considered taxable income. These STA and tax gross-up payments are predicated upon your continued employment with the Company and your work location remaining in New Jersey and will not be included in your pay base for calculating any employee benefits.

In the event that you commence a formal relocation to New Jersey under the Plan you will not be entitled to an Exploratory Trip and Interim Living Allowance.

In the event that you permanently relocate to the New Jersey area prior to December 31, 2004, the STA will be paid through the end of the month prior to the month of relocation.

USE OF COMPANY AIRCRAFT FOR COMMUTATION: The Committee has also approved your continued use of Company aircraft for commutation between CA and New Jersey until December 31, 2004, for an average of no more than five (5) one-way trips per month. The use of Company aircraft between your residence state and your work state is considered commutation and therefore will result in imputed taxable income to you. The Company will provide to you federal and state tax gross-up payments to offset the taxes payable on the imputed income resulting from such use of the Company aircraft during both 2003 and 2004. Any such imputed income and tax gross-up payments will not be included in your pay base for calculating any employee benefits.

Please acknowledge your acceptance of the terms of this agreement by signing below where indicated.

                                                Sincerely,

                                                /s/  Mirian M. Graddick-Weir

Acknowledged:


/s/  John Polumbo
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John Polumbo